Term Sheet No. 2012—MTNDG0257
Filed Pursuant to Rule 433
Registration Nos. 333-172554 and 333-172554-01

16.10% Synthetic Buy-Write Notes Linked to the Common Stock of Rite Aid Corp Final Term Sheet May 29, 2012

Issuer:	Citigroup Funding Inc.
Underlying Equity:	Rite Aid Corp (RAD)
Sole Manager:	Citigroup Global Markets Inc.
Offering:	16.10% Synthetic Buy-Write (the “Notes”).
Offering Size:	USD 10,000,004.60
Offering Price:	USD 1.322
Units Issued:	7,564,300
Trade Date:	May 29, 2012
Issue Date:	June 1, 2012
Valuation Date:	November 29, 2012
Maturity Date:	December 4, 2012
Payment Days:	New York
Coupon:	16.10% per annum payable quarterly (30/360 day count convention)

Coupon Payment Dates:
September 4, 2012; December 4, 2012.

Any coupon payment on the Notes required to be made on a date that is not a Business Day need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date.

Initial Equity Value:	USD 1.322
Final Equity Value:	The closing value of the Underlying Equity on the Valuation Date
Cap Price:	USD 1.5864

Citigroup Funding Inc., the issuer and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc., and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Term Sheet No. 2012—MTNDG0257
Filed Pursuant to Rule 433
Registration Nos. 333-172554 and 333-172554-01

16.10% Synthetic Buy-Write Notes Linked to the Common Stock of Rite Aid Corp Final Term Sheet May 29, 2012

Equity Ratio:	1.0 share of the Underlying Equity for each buy-write of USD 1.322 principal amount with any fractional shares to be paid in cash
Payment at Maturity:	For each note of USD 1.322:

(a) If the Final Equity Value is greater than the Cap Price, then a cash amount equal to the product of the Equity Ratio and the Cap Price.

(b) If the Final Equity Value is less than the Cap Price, then a cash amount equal to the product of the Equity Ratio and the Final Equity Value, or at the option of the investor, the shares equivalent thereof (as calculated by taking the Payment at Maturity divided by the closing price of the Underlying Equity on the Valuation Date).

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 1.322.
Cusip / ISIN:	17318Q756 / US17318Q7566
Calculation Agent:	Citigroup Global Markets Inc.
Listing:	None
Settlement:	DTC
Notice:
The Notes represent obligation of Citigroup Funding Inc. only and do not represent an obligation of or interest in RAD or any of its affiliates. RAD has not authorized, sponsored or consented to the issuance of the Notes.

Citigroup Funding Inc., the issuer and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding Inc., Citigroup Inc., and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus supplement and prospectus by calling toll-free 1-877-858-5407.